United States securities and exchange commission logo





                      September 14, 2020

       Scott Humphrey
       Chief Financial Officer and Treasurer
       Fox Factory Holding Corp.
       6634 Hwy 53
       Braselton GA 30517

                                                        Re: Fox Factory Holding
Corp.
                                                            Form 10-K for the
Fiscal Year Ended January 3, 2020
                                                            Filed March 3, 2020
                                                            File No. 001-36040

       Dear Mr. Humphrey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing